Exhibit 99.2

CONTRAVIR PHARMACEUTICALS, INC. PRICING UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

EDISON, NJ — October 7, 2015 - ContraVir Pharmaceuticals, Inc. (Nasdaq:CTRV) (“ContraVir” or the “Company”), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock and warrants to purchase up to 3,000,000 shares of the Company’s common stock at a fixed combined price to the public of $3.00. The shares of common stock and warrants will be issued separately.  The warrants will be exercisable for a period of five years following the issuance thereof at an exercise price of $4.25 per share.  There is no established public trading market for the warrants and ContraVir does not expect a market to develop in the future.  ContraVir has also granted to the underwriters a 45-day option to purchase up to an additional 750,000 shares of its common stock and warrants to purchase up to 450,000 shares of common stock to cover overallotments in connection with the offering.  The gross proceeds to ContraVir from this offering are expected to be $15,000,000, before deducting the underwriting discount and other estimated offering expenses payable by the Company, and assuming no exercise of the overallotment option.  The offering is expected to close on or about October 13, 2015, subject to customary closing conditions.

Laidlaw & Company (UK) Ltd. is the sole book-running manager for the offering.  Noble Financial Capital Markets acted as a financial advisor to the Company in connection with the offering.

ContraVir intends to use the net proceeds from this offering to fund its research and development activities, including ContraVir’s ongoing clinical trials, and for working capital and other general corporate purposes, and possibly acquisitions of other companies, products or technologies, though no such acquisitions are currently contemplated.

A shelf registration statement on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY, 10036, telephone: 212-953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ContraVir Pharmaceuticals, Inc.:

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir, for the Hepatitis B virus (HBV). CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686